AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

October 1, 2020

RE: Bonus

Dear ECG Ventures, Inc.,

In consideration of services you provided, through the services of Thomas W. Erickson that you made available, to American Renal Associates Holdings, Inc. (the "Company") in connection with certain consulting, strategic and operational services provided to the Company prior to the date hereof, the Board of Directors of the Company has decided to pay you a bonus in an amount equal to $275,000 (the "Bonus") within thirty (30) days of the date hereof. This letter agreement constitutes the entire agreement between you and the Company or its affiliates with respect to the Bonus, and supersedes any prior communications, understandings or agreements with respect to the Bonus.

We appreciate your hard work and commitment to the Company.

Sincerely,

By: ______________________
Name: Joseph Carlucci
Title: CEO